Exhibit 10.1
SUPPLEMENTAL RETIREMENT PLAN AGREEMENT
This sets forth the Supplemental Retirement Plan Agreement made effective as of April 9, 2009 between (i) COMMUNITY BANK SYSTEM, INC., a Delaware corporation and registered bank holding company, and COMMUNITY BANK, N.A., a national banking association, both having offices located in Dewitt, New York (collectively, the “Employer”), and (ii) GEORGE J. GETMAN, an individual currently residing at Manlius, New York (“Employee”).
RECITALS
A.	Employer maintains the Community Bank System, Inc. Pension Plan, as may be amended from time to time (“Pension Plan”).

B.	Employee is a participant in the Pension Plan.

C.	Internal Revenue Code Section 401(a)(17) (“Section 401(a)(17)”) limits the amount of a participant’s compensation that may be taken into account under the Pension Plan for purposes of calculating the participant’s Pension Plan benefit.

D.	Employee is expected to receive compensation from Employer that exceeds the limit in effect from time to time under Section 401(a)(17).

E.	Employer wishes to provide Employee with a supplemental retirement benefit that is based upon the portion of Employee’s compensation that cannot be taken into account under the Pension Plan due to the limitation imposed on the Pension Plan by Section 401(a)(17).

F.	Employer also wishes to provide Employee with a supplemental retirement benefit that generally replaces the benefit that cannot be provided pursuant to the Pension Plan due to the maximum benefit limitations imposed on the Pension Plan by Internal Revenue Code Section 415.

TERMS
IN CONSIDERATION of the premises and mutual agreements and covenants contained herein, and other good and valuable consideration, the parties agree as follows:
1. Supplemental Retirement Benefit.
(a) Employer shall pay Employee an annual supplemental retirement benefit equal to the excess (if any) of: (i) the annual benefit that Employee would have earned pursuant to the Pension Plan if the compensation limit imposed by Section 401(a)(17), the maximum benefit limit imposed by Internal Revenue Code Section 415, and the waiting period and vesting requirements imposed by the Pension Plan, are disregarded; minus (ii) the annual benefit actually payable to Employee pursuant to the Pension Plan. For purposes of calculating the annual benefit described in clause (i) of this paragraph 1(a), the provisions of the Pension Plan that describe a minimum annual normal retirement benefit and supplemental account balance for Employee shall be disregarded. Any such minimum annual normal retirement benefit (but not any supplemental account balance benefit) actually payable pursuant to the Pension Plan, however, shall be taken into account for purposes of clause (ii) of this paragraph 1(a). In addition, if Employee retires in good standing from Employer after attaining at least age 62, then the amount described in clause (i) of this paragraph 1(a) shall be determined without reduction for early retirement.
(b) For the purposes of paragraph 1, Employee’s actual Pension Plan benefit will be Employee’s accrued benefit under the Pension Plan, determined without regard to the portion of Employee’s supplemental account balance under the Pension Plan attributable to Employee’s elective deferrals to the Deferred Compensation Plan for Certain Executive Employees of Community Bank System, Inc. Such accrued benefit shall be expressed in the form of a single life annuity for Employee’s life beginning at age 65 and determined as of the date Employee begins to receive the supplemental retirement plan benefit (but without regard to whether payments of the Pension Plan benefit have commenced). However, if payments of the Pension Plan benefit commence after the date payments of the supplemental retirement benefit begin, and if such Pension Plan benefit is greater than the amount determined in clause (ii) of paragraph 1(a) at the time payments of the supplemental retirement benefit begin, then the amount determined in clause (ii) of paragraph 1(a) shall be increased to such greater amount and the supplemental retirement benefit shall be reduced prospectively.

(c) The supplemental retirement benefit described in paragraph 1 shall be payable in monthly installments commencing on the first day of the seventh month following the later of (i) Employee’s termination of employment with Employer, or (ii) Employee’s 55th birthday; provided, however, that if Employee separates from service with Employer due to Employee’s death, then the survivor portion (if any) of the supplemental retirement benefit (as described in paragraph 1(d)) shall be payable commencing on the first day of the seventh month that follows the month during which Employee dies.
(d) The supplemental retirement benefit described in this paragraph 1 shall be paid in the form of a single life annuity for Employee’s lifetime or, if elected by Employee prior to the date payments commence, in any form of actuarially equivalent life annuity benefit (using the factors applied to determine actuarial equivalents under the Pension Plan at the time payments begin), with Employee’s spouse as survivor annuitant of any elected joint and survivor annuity. However, if Employee dies prior to commencing receipt of payments under this paragraph 1, Employee’s surviving spouse shall receive an actuarially reduced 100 percent survivor benefit for such spouse’s lifetime, determined as if Employee retired on the latest date described in (c) above and immediately commenced receipt of payments (under both this paragraph 1 and the Pension Plan) in the form of an actuarially equivalent joint and 100 percent survivor annuity benefit, with Employee’s spouse as survivor annuitant. If Employee has no spouse at the time of Employee’s death, no survivor benefits shall be paid pursuant to this Agreement.

2. Grantor Trust. Employer shall establish a “grantor trust” (as that term is defined in Internal Revenue Code Section 671) to aid it in the accumulation and payment of the supplemental retirement benefit described in paragraph 1; provided that the trust shall be established with the intention that the creation and funding of the trust shall not result in the recognition of gross income by Employee of any amount credited under the trust prior to the date the amount is paid or made available. Assets of the trust, and any other assets set aside by Employer to satisfy its obligations under this Agreement, shall remain at all times subject to the claims of Employer’s general creditors. Employee and his beneficiaries shall not have any rights under this paragraph 1 that are senior to the claims of general unsecured creditors of Employer. Notwithstanding any other term or provision of this Agreement or the trust, and to the extent consistent with Internal Revenue Code Section 409A and this Agreement, within ten business days following Employee’s termination of employment with Employer due to Employee’s retirement, disability or death, or, if earlier, immediately prior to the effective date of a “Change of Control” (as defined in the employment agreement between Employee and Employer), Employer shall fully fund the trust (using the same actuarial assumptions used to establish funding in the Pension Plan) for all benefits earned pursuant to this Agreement through the date of Employee’s termination of employment or the effective date of the Change of Control, as applicable.
4. Construction and Severability. The invalidity of any one or more provisions of this Agreement or any part thereof, all of which are inserted conditionally upon their being valid in law, shall not affect the validity of any other provisions to this Agreement; and in the event that one or more provisions contained herein shall be invalid, as determined by a court of competent jurisdiction, this instrument shall be construed as if such invalid provisions had not been inserted. This Agreement shall be interpreted and applied in all circumstances in a manner that is consistent with the intent of the parties that amounts earned and payable pursuant to this Agreement shall not be subject to the premature income recognition or adverse tax provisions of Internal Revenue Code Section 409A.

5. Governing Law. This Agreement was executed and delivered in the State of New York and shall be construed and governed in accordance with the laws of the State of New York.
6. Assignability and Successors. The right to receive the supplemental retirement benefit described in this Agreement shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge or encumbrance, nor subject to attachment, garnishment, levy, execution or other legal or equitable process for the debts, contracts or liabilities of Employee or his beneficiaries. However, this Agreement shall be binding upon and shall inure to the benefit of the successor of Employer through merger or corporate reorganization.
7. Miscellaneous. This Agreement constitutes the entire understanding and agreement between the parties with respect to the subject matter hereof and shall supersede all prior understandings and agreements. This Agreement cannot be amended, modified, or supplemented in any respect, except by a subsequent written agreement entered into by the parties.
8. Counterparts. This Agreement may be executed in counterparts (each of which need not be executed by each of the parties), which together shall constitute one and the same instrument.
9. Jurisdiction and Venue. The jurisdiction of any proceeding between the parties arising out of, or with respect to, this Agreement shall be in a court of competent jurisdiction in New York State, and venue shall be in Onondaga County. Each party shall be subject to the personal jurisdiction of the courts of New York State.

The foregoing is established by the following signatures of the parties.

COMMUNITY BANK SYSTEM, INC.

By:	/s/ Mark E. Tryniski

Its:	President and CEO

COMMUNITY BANK, N.A.

By:	/s/ Bernadette R. Barber

Its:	Senior Vice President, Chief HR Officer

/s/ George J. Getman